Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the New York & Company, Inc.  Amended and Restated 2006 Long-Term Incentive Plan, as amended and restated on June 16, 2014, of our reports dated April 15, 2014, with respect to the consolidated financial statements and schedule of New York & Company, Inc. and the effectiveness of internal control over financial reporting of New York & Company, Inc. included in its Annual Report (Form 10-K) for the year ended February 1, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

February 12, 2015